EX-99.(l)

DGI INVESTMENT TRUST
SUBSCRIPTION AGREEMENT
This Subscription Agreement is hereby made as of the 18th day of May, 2021 between DGI Investment Trust, a collective investment trust formed and organized under the laws of the Commonwealth of Puerto Rico (“Trust”), and Oriental Trust (the “Purchaser”), a separately identifiable division of Oriental Bank, which is a subsidiary of OFG Bancorp, a diversified financial holding company and corporation organized under the laws of the Commonwealth of Puerto Rico that operates under U.S., Puerto Rico and U.S. Virgin Islands banking laws and regulations.
WHEREAS, the Trust has been formed for the purpose of conducting, operating and carrying on the business of an open-end management investment company registered under the Investment Company Act of 1940 Act, as amended (“1940 Act”); and
WHEREAS, the Trust proposes to issue and sell to the public shares of beneficial interest (the “Shares”) of the initial series of the Trust, DGI Balanced Fund (the “Fund”); and
WHEREAS, the Shares of the Fund will be sold only pursuant to a registration statement on Form N-1A (the “Registration Statement”) filed with the Securities and Exchange Commission; and
WHEREAS, Section 14(a) of the 1940 Act requires a registered investment company to have a net worth of at least $100,000 before making a public offering of its securities; and
WHEREAS, the Trust wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Trust, 100,000 Shares of DGI Balanced Fund for $1.00 per Share, for an aggregate purchase price of $100,000.
NOW, THEREFORE, the parties hereto agree as follows:

1.
The Trust offers to sell to the Purchaser, and the Purchaser agrees to purchase from the Trust, the number of Shares of the Fund, and for the amount per share, as set forth above, on a date to be specified by the Trust, such date being prior to the effective date of the Registration Statement.

2.
At such time that the Purchaser provides payment for such Shares totaling the aggregate purchase price set forth above, and the Trust receives said payment, the Trust shall transfer to Purchaser all such Shares, which shall be validly issued, fully paid and non-assessable.

3.
The Purchaser represents and warrants to the Trust that: (i) it is acquiring the Shares of the Fund for investment purposes only; (ii) the Shares of the Fund will be sold only pursuant to the Registration Statement under the Securities Act of 1933, as amended (or an applicable exemption from the registration requirements contained therein); and (iii) the Purchaser has no present intention of redeeming or reselling the Shares of any Fund.

4.	The Purchaser’s right under this Subscription Agreement to purchase the Shares of a Fund is not assignable.

IN WITNESS WHEREOF, the Trust and the Purchaser have caused their duly authorized officers to execute this Subscription Agreement as of the date first above written.

DGI INVESTMENT TRUST, on behalf of the Trustees of the Trust, and not individually

By:	/s/ Hugh González
Name: Hugh González
Title: General Counsel

ORIENTAL TRUST, A SEPARATELY IDENTIFIABLE DIVISION OF ORIENTAL BANK

By:	/s/ Melvin A. Torres Hdez.
Name: Melvin A. Torres Hdez.
Title: Assistant Trust Officer